Exhibit 5.1

July 31, 2017	Barristers & Solicitors / Patent & Trade-mark Agents

Norton Rose Fulbright Canada LLP
Novelion Therapeutics Inc.	Royal Bank Plaza, South Tower, Suite 3800
887 Great Northern Way, Suite 250	200 Bay Street, P.O. Box 84
Vancouver, BC V5T 4T5	Toronto, Ontario M5J 2Z4 CANADA

F: +1 416.216.3930
nortonrosefulbright.com

Dear Sirs/Mesdames:

Re: Novelion Therapeutics Inc.

We have acted as Canadian counsel to Novelion Therapeutics Inc. (the “Company”) in the Province of British Columbia (the “Province”) in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “SEC”) under the United States Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Act”), relating to the registration by the Company of up to 1,800,000 common shares without par value (“Common Shares”) issuable under the Amended and Restated Novelion 2017 Equity Incentive Plan (the “Equity Plan”).

This opinion is being delivered in connection with the Registration Statement, to which this opinion appears as an exhibit.

We have examined the Registration Statement. We also have examined the originals, or duplicate, certified, conformed, telecopied or photostatic copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have considered necessary or relevant for the purposes of this opinion.  With respect to the accuracy of factual matters material to this opinion, we have relied upon certificates or comparable documents and representations of public officials and of representatives of the Company.

In giving this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as duplicates, certified, conformed, telecopied or photostatic copies and the authenticity of the originals of such latter documents.

We are solicitors qualified to carry on the practice of law in the Province only and we express no opinion as to any laws or matters governed by any laws other than the laws of British Columbia and the federal laws of Canada applicable therein. The opinions expressed in this opinion letter are based on laws in effect as of the date hereof. We assume no obligation to revise or amend this opinion letter should the applicable laws subsequently change.

Based and relying upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Common Shares have been duly authorized and, when issued from time to time upon the due exercise, vesting or other settlement of awards under the Equity Plan in accordance with the

Norton Rose Fulbright Canada LLP is a limited liability partnership established in Canada.

Norton Rose Fulbright Canada LLP, Norton Rose Fulbright LLP, Norton Rose Fulbright Australia, Norton Rose Fulbright South Africa Inc and Norton Rose Fulbright US LLP are separate legal entities and all of them are members of Norton Rose Fulbright Verein, a Swiss verein. Norton Rose Fulbright Verein helps coordinate the activities of the members but does not itself provide legal services to clients. Details of each entity, with certain regulatory information, are at nortonrosefulbright.com.

terms and conditions of any agreement governing the grant of such awards, including the payment of any exercise price applicable thereto, will be validly issued by the Company, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

The opinion expressed herein is provided solely for your benefit in connection with the filing of the Registration Statement with the SEC and may not be relied on for any other purpose or relied upon by, or furnished to, any other person, firm or corporation, or quoted from or referred to in any document other than the Registration Statement, or used for any other purpose, without our prior written consent.

Yours truly,

/s/ Norton Rose Fulbright Canada LLP